EXHIBIT 15
April 29, 2008
USG Corporation
550 West Adams Street
Chicago, Illinois 60661
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated April 29, 2008 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, effective January 1, 2008). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in Registration Statement Nos. 33-22581 (as amended), 33-36303, 33-633554, 33-65383, 333-136289, and 333-140949 on Form S-8 and Registration Statement Nos. 333-141220 and 333-146262 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois